SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is by and between Marino Garcia (“Employee”) and Synergy Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
WHEREAS, Employee’s status as an employee of the Company will end effective on September 14, 2018 (the “Termination Date”); and
WHEREAS, Employee and the Company desire to assure a smooth and effective transition of Employee’s duties and to wind-up their employment relationship amicably; and
WHEREAS, the payments and benefits being made available to Employee pursuant to this Agreement are in excess of any payments or benefits Employee is otherwise eligible to receive.
WHEREAS, Reference is made to the Amended and Restated Executive Employment Agreement between Employee and the Company, dated as of January 7, 2015 (the “Employment Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Employee and the Company agree as follows:
1. Termination Date. Employee acknowledges that the Employee’s status as an employee of the Company shall end on the Termination Date. Employee understands that as a condition to receiving the Severance Benefits (as defined below), he must execute the General Release attached hereto as Exhibit A (the “General Release”) within forty-five (45) days after the Termination Date and not revoke the General Release during the seven (7) day period after Employee signs the General Release. The General Release will become effective on the eighth (8th) day after Employee signs the General Release, so long as it has not been revoked by Employee before that date (the “Effective Date”).
2. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Employee’s timely execution and non-revocation of the General Release and Employee’s continuing performance of Employee’s obligations pursuant to this Agreement, to provide Employee the severance payments and benefits set forth below:
(a) Severance Payment. The Company shall pay Employee an aggregate cash (lump-sum) amount equal to $400,600, payable within ten (10) business days after Employee executes the General Release, properly delivers it to the Company and the General Release becomes irrevocable.
(b) Equity Awards. Any unvested stock options granted to Employee by the Company will accelerate and become fully vested and exercisable as of the Termination Date and each stock option granted to Employee by the Company (including, without limitation, such stock options that receive accelerated vesting under this Section

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2(c)) shall remain exercisable for the remainder of its term (assuming no termination of employment occurred).
(c) 2018 Bonus. Employee shall receive a cash bonus for the 2018 fiscal year in the same manner and in the same amount as if he remained employed by the Company through the date of payment, but which shall be pro-rated based on the number of days he was employed by the Company during the 2018 fiscal year in relation to the number of days in the 2018 fiscal year. Any such bonus shall be paid to Executive in a lump sum cash payment on the first payroll date in April 2019.
(d) Taxes; Tax Payments.
(i) Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.
If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Employee on or before the tenth (10th) day following the date of the payment giving rise to the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee of the Gross-Up Payment, after deduction of any federal, state and local income and employment taxes (including, without limitation, the Excise Tax) on the Gross-Up Payment equals the total Excise Tax imposed on the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Employee in connection with a Change in Control (as defined in the Employment Agreement) or the Employee’s termination of employment, whether payable pursuant to this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transaction causing such a Change in Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (such severance and Change in Control payments and benefits, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless and then only to the extent, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Employee (the “Calculation Firm”), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax and (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments and benefits that shall be determined by the

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Calculation Firm in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence at the time the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (based on Employee’s circumstances). In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Employee shall repay to the Company within 30 days after the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Employee remains whole on an after-tax basis from the Excise Tax following such repayment (taking into account any reduction in income or excise taxes to the Employee from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment (consistent with how the Gross-Up Payment is determined) in respect of such excess (plus any interest payable with respect to such excess) within 30 days after the time that the amount of such excess is finally determined.  For the avoidance of doubt, the Gross-Up Payment shall be paid in addition to the Total Payments, and in no event shall the Total Payments be reduced.  In all events, any gross-up payment (including the Gross-Up Payment) shall be paid by no later than the last day of the calendar year immediately following the calendar year in which Employee pays the relevant tax.

(e) Realization Bonus. Employee retains his rights under Section 1.5(b) of the Employment Agreement to such period of time as provided in Section 1.5(b) of the Employment Agreement.
(f) Sole Separation Benefit. Employee agrees that the payments and benefits provided by this Agreement are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Employee further acknowledges and agrees that the payments and benefits referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the General Release.
(g) Continued Obligations. Employee acknowledges and agrees that Employee shall continue to be subject to, and abide by, the terms of the Nondisclosure and Assignment of Inventions Agreement executed by Employee and attached hereto as Exhibit A (the “Surviving Provisions”), which shall continue to apply and remain in full force and effect. [NTD: We asked the client to provide.]

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3. Full Payment. Other than as set forth in Section 2 above and Section 8 below, Employee shall not be entitled to any other payments from the Company including but not limited to bonuses, commissions, or other cash or non-cash awards, penalties, interest or attorneys’ fees and Employee expressly represents that Employee has been compensated for all monies owed to Employee from the Company; provided, however, that (i) to the extent unpaid as of the Termination Date, the Company shall pay the Compensation Payment (as defined in the Employment Agreement) to Employee as provided in Section 4.1 of the Employment Agreement and (ii) Employee shall continue to be eligible for indemnification under the Company’s bylaws and other documents, as well as under any insurance policy.
4. Transition; Non-Disparagement; Cooperation; Transfer of Company Property. Employee further agrees that:
(a) Transition. Employee shall help facilitate a smooth transition of Employee’s duties to other employees of the Company.
(b) Mutual Non-Disparagement. From and after the date of this Agreement, the Employee shall not make any public or private statement (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Company, in any case, in a manner that would be reasonably expected to be materially harmful to the Company. From and after the date of this Agreement, the Company shall cause each of the members of the Board and each of the Company’s and its subsidiaries’ officers not to, and shall not direct or authorize any other employee of the Company or any of its subsidiaries to, make any public or private statement (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Employee, in any case, in a manner that would be reasonably expected to be materially harmful to the Employee. The foregoing limitations in this Section 4(b) shall not be violated by truthful statements made (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(c) Cooperation. For a period of four years following the Termination Date, Employee agrees to cooperate fully and promptly with the Company in its efforts to prosecute or defend itself against any claim, suit, demand or cause of action relating to Employee’s work for the Company or otherwise relating to the Company and about which Employee has knowledge (in any case, not including any claim, suit, demand or cause of action brought by the Company against Employee or by Employee against the Company). Notwithstanding the immediately preceding sentence, following the Termination Date, (a) the Company shall provide Employee with advance written notice of such required cooperation within a reasonable period of time prior to the date on which such cooperation will be required, (b) such cooperation shall not create a conflict with any of Employee’s obligations or duties to his then current employer, (c) such cooperation shall be provided at reasonable times and locations, (d) the Employee shall report to, and take direction from, only the Company’s Chief Executive Officer in

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providing the cooperation described herein, (e) the Company shall reimburse Employee (in compliance with Code Section 409A) for all reasonable expenses incurred by him in complying with this Section 4(c), subject to appropriate itemization and substantiation of such expenses and (f) to the extent such cooperation takes a material amount of Employee’s time, Employee shall be compensated by the Company at a mutually agreeable rate of compensation.
(d) Return of Company Property. On or before Monday, September 17, 2018, Employee agrees to return to the Company any and all property, tangible or intangible, relating to its business, which Employee possessed or had control over at any time (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that Employee shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Employee had in Employee’s possession, custody or control, including any computers, cellular phones, tablets, PDAs or similar business equipment.
5. Confidentiality. Employee agrees to keep the fact, terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than Employee’s current and/or former spouse, attorneys and licensed tax and/or professional investment advisors (hereafter referred to as “Employee’s Confidants”), all of whom will be informed of and be bound by this confidentiality provision. Employee understands and agrees that any disclosure of information in violation of this confidentiality provision by Employee or by any of Employee’s Confidants might cause the Company injury and damage, the actual amount of which would be impractical or extremely difficult to determine, and therefore the Company may seek equitable relief. Nothing herein shall be construed to prohibit any person from: (i) disclosing information that is already in the public domain, or (ii) making truthful statements to any governmental agency or in any legal or administrative proceeding. Pursuant to 18 U.S.C. 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Employee files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of New York, without regard to any principles of conflicts of laws.

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7. Section 409A. Termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Code Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year immediately following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Except as otherwise provided in Section 2(e)(iii), in no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.
8. Miscellaneous. This Agreement, together with the Surviving Provisions, is the entire agreement between the parties with regard to the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. Employee acknowledges that there are no other agreements, written, oral or implied, and that Employee may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both Employee and the Company and recited that it is intended to modify this Agreement. Within 10 days after the Company’s receipt of substantiation of expenses, the Company shall pay to Employee’s legal counsel up to $5,000 of legal fees incurred by Employee in connection with the negotiation and execution of this Agreement and the General Release.
(signature page follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the dates indicated below.

EMPLOYEE

/s/ Marino Garcia Marino Garcia
Date: September 17, 2018
COMPANY /s/ Troy Hamilton Troy Hamilton Chief Executive Officer Date: _September 17, 2018

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EXHIBIT A

GENERAL RELEASE
1. As a material inducement for Synergy Pharmaceuticals, Inc. (the “Company”) to enter into the Separation Agreement between the Company and Marino Garcia (“Executive”), dated as of [____], 2018 (the “Separation Agreement”) and provide Executive with the payments and benefits set forth in Section 2 of the Separation Agreement (the “Severance Benefits”), Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company or any of its respective subsidiaries, affiliates or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the “Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, any claim to any equity-based or similar type of award or incentive with respect to the Releasees, including any claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement, arrangement or understanding with any Releasee); any claim to accelerated vesting or post-termination or severance benefits or payments that are or may become payable under any plan, arrangement, policy and agreement between Executive and the Company, including, without limitation, the Employment Agreement (as defined in the Separation Agreement), each stock option agreement entered into between Executive and the Company and any agreement or policy with the Company under which Executive benefits, and any claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims, actual or potential, which in any way arise from or are related to Executive’s relationship with the Company, including, without limitation, relating to Executive’s compensation, the termination of the employment relationship, or any other conduct of the Company occurring prior to the execution of this General Release. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Federal False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the Pennsylvania Human Relations Act,

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Pennsylvania Minimum Wage Act of 1968, Pennsylvania Wage Payment and Collection Law, Pennsylvania Whistleblower Law; and any other federal, state or local laws of similar effect. Notwithstanding the generality of the foregoing, Executive does not release any claims which Executive may have to the following (collectively, the “Unreleased Claims”): (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (ii) Executive’s right to continued participation in the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iii) Executive’s right to any payments and benefits under the Separation Agreement (including, without limitation, the Severance Benefits), (iv) Executive’s right to vested benefits under the benefit plans of any Releasee, (v) Executive’s right to indemnification as provided in the Separation Agreement, or (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment. The matters that are the subject of the releases referred to above (and, for the avoidance of doubt, excluding any Unreleased Claims) shall be referred to collectively as the “Released Matters.”
2. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court regarding any claims released in this General Release, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will promptly cause it to be withdrawn and dismissed upon obtaining knowledge thereof, (b) Executive has reported all hours worked as of the date of this General Release and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this General Release (including any Unreleased Claim) or the Separation Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this General Release by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (e) Executive is executing this General Release voluntarily and without any duress or undue influence on the part or behalf of the Company, with full understanding of the terms and consequences, and (f) upon the execution and delivery of this General Release by the Executive, this General Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
3. Executive understands and acknowledges that:
(a) This General Release constitutes a voluntary waiver of any and all rights and claims Executive has against the Releases, or any of them, as of the date Executive executes this General Release, for claims arising under the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

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(b) Executive has waived rights or claims pursuant to this General Release and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.
(c) Executive is hereby advised to consult with an attorney of Executive’s choosing concerning this General Release prior to executing it.
(d) Executive has been afforded a period of forty-five (45) days to consider the terms of this General Release and in the event Executive should decide to execute this General Release in fewer than forty-five (45) days, Executive has done so with the express understanding that Executive has been given and declined the opportunity to consider this General Release for a full forty-five (45) days, and waives the balance of the forty-five (45) day period.
(e) Executive may revoke this General Release at any time during the seven (7) days following the date of execution of this General Release, and this General Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if Executive does not sign this General Release or Executive signs and subsequently revokes this General Release before it becomes effective, Executive shall not be entitled to any of the Severance Benefits.
* * * * *

EXECUTIVE

Marino Garcia
Date: [INSERT DATE]

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